June 21, 2018

Second Nature Series Trust
8000 Town Centre Drive, Suite 400
Broadview Heights, OH  44147

Dear Gentlemen:

This letter is in response to your request for our opinion in connection with the filing of Pre-Effective Amendment No. 2 to the Registration Statement, File Nos. 333-216601, 811-23236 (the “Registration Statement”), of Second Nature Series Trust (the “Trust”), a Delaware statutory trust.

We have examined a copy of the Trust’s Agreement and Declaration of Trust, the Trust’s By-laws, as amended from time to time, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereafter expressed.  We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after Pre-Effective Amendment No. 2 is effective for purposes of applicable federal and state securities laws, the shares of the Second Nature Thematic Growth Fund (the “Fund”), if issued in accordance with the then current Prospectus and Statement of Additional Information of the Fund, will be legally issued, fully paid and non-assessable.  The opinions expressed herein are limited to matters of Delaware statutory trust law and United States federal law as such laws exist today; we express no opinion as to the effect of any applicable law of any other jurisdiction.  We assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention, or changes in law that may occur hereafter.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Pre-Effective Amendment No. 2 to the Registration Statement and consent to all references to us in Pre-Effective Amendment No. 2 to the Registration Statement.  This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent.  This opinion is prepared for the Trust and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP

jms/ajd